Exhibit 10.36

TRANSFER AND ESCROW CONTRIBUTION AGREEMENT

BY AND AMONG

IACT ASIA PACIFIC LIMITED,

THE SELLING SHAREHOLDERS LISTED ON EXHIBITS A AND B HERETO

AND

ELONG, INC.

JULY 23, 2004

THIS TRANSFER AND ESCROW CONTRIBUTION AGREEMENT (the “Agreement”) is made as of the 23rd day of July, 2004 (the “Closing Date”), by and among eLong, Inc., an exempted limited liability company under the laws of the Cayman Islands (the “Company”), the individuals or entities listed under the heading “Selling Shareholders” on Exhibit A and Exhibit B hereto (the “Selling Shareholders”), and IACT Asia Pacific Limited, an exempt limited liability company organized in the Cayman Islands (the “Investor”).

WHEREAS, in connection with a certain Transaction Agreement by and between the Company, eLongNet Information Technology (Beijing) Co., Ltd., a company organized under the laws of the People’s Republic of China (the “Subsidiary”), eLongNet Hi-Tech (Beijing) Co., Ltd., a company organized under the laws of the People’s Republic of China (the “New Subsidiary”), the Investor, and an affiliate of the Investor dated as of the date hereof (the “Transaction Agreement”), the Selling Shareholders desire to transfer to the Company and the Company desires to acquire and redeem from the Selling Shareholders, certain securities of the Company, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Investor has required as a condition to entering into the Transaction Agreement that the Selling Shareholders agree to indemnify the Investor Indemnified Parties (as defined in the Transaction Agreement) against certain indemnification obligations of the Company under the Transaction Agreement, all as set forth herein; and

WHEREAS, any terms used herein and not defined herein shall have the meaning ascribed to such term in the Transaction Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.    Closing; Transfer.

1.1    Closing.    The closing (the “Redemption Closing”) of the transactions contemplated by this Agreement shall take place simultaneously with the Closing (as defined in the Transaction Agreement), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, effective at 10:00 A.M. (local time), on the Closing Date. All matters at the Redemption Closing shall be considered to take place and have taken place simultaneously.

1.2    Transfer and Redemption of Ordinary Shares or Series A Preferred Shares to the Company.    At and as part of the Redemption Closing:

(a)    Each Selling Shareholder hereby agrees to, and shall, sell, transfer, convey, assign and set over to the Company, and the Company hereby agrees to, and shall, purchase, accept and redeem from each Selling Shareholder, all of the Selling Shareholder’s right, title and interest in and to the number of shares of Ordinary Shares or the number of shares of Series A Preferred Shares as set forth opposite each Selling Shareholder’s name on Exhibit A under the heading “Shareholder Shares.” for an aggregate purchase price of US $29,345,029 (the “Shareholder Payment”). The Shareholder Payment will be made by the Company as set forth in Section 1.2(c) below.

(b)    Each of the Selling Shareholders shall deliver to the Company stock certificates representing all of such Selling Shareholder’s Shareholder Shares, in each case endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and with any stock transfer stamps attached, along with, as and if applicable, lost stock certificate affidavits and such other documents, certificates or instruments as may be reasonably requested by the Company in order to fully transfer all right, title and interest in and to the Shareholder Shares to the Company.

(c)    The Shareholder Payment will be made as follows: (x) the Company shall pay to each Selling Shareholder 90% of each Selling Shareholder’s portion of the Shareholder Payment (which portions are set forth opposite each Selling Shareholder’s name on Exhibit A) minus any Shareholder Obligation Amounts (as defined below) by wire transfer of immediately available funds to accounts of the Selling Shareholders specified by the Selling Shareholders to the Company; and (y) the remaining 10% of each Selling Shareholder’s portion of the Shareholder Payment (which portions are set forth opposite each Selling Shareholder’s name on Exhibit A) (collectively, the “Share Escrow Contribution”) is being deposited into escrow by wire transfer of immediately available funds to the account of the Escrow Agent set forth in the Escrow Agreement, as part of the escrow deposit described in Section 1.2(c) of the Transaction Agreement. Such Share Escrow Contribution will be released from escrow to the Selling Shareholders subject to the terms set forth below and subject to the Escrow Agreement.

(d)    Each Selling Shareholder hereby agrees and authorizes the Company to withhold and deduct from each Selling Shareholder’s portion of the Shareholder Payment the following (which shall collectively be referred to herein as the “Shareholder Obligation Amounts”):

(i)    The amount set forth opposite each Selling Shareholder’s name on Exhibit A under the column “Expenses,” which represents such Selling Shareholder’s pro rata portion of the Company’s fees and expenses incurred in connection with the transactions contemplated by this Agreement and the Transaction Agreement, including, without limitation, investment banking, legal and accounting fees;

(ii)    The amount, if applicable, set forth opposite each Selling Shareholder’s name on Exhibit A under the column “Exercise or Loan Repayment Amount” which represents the amounts due and payable to the Company by such Selling Shareholder (1) pursuant to certain indebtedness of such Selling Shareholder in favor of the Company; (2) in connection with such Selling Shareholder’s exercise of certain options in connection with the transactions contemplated by this Agreement; and/or (3) in connection with such Selling Shareholder’s exercise of certain warrants in connection with the transactions contemplated by this Agreement.

Without derogating from the foregoing, the Selling Shareholder acknowledges and agrees that the amount payable to such Selling Shareholder at the Redemption Closing pursuant to this Agreement is set forth on Exhibit A under the column “Net Amount Payable at Redemption Closing.”

1.3    Warrant.    At and as part of the Closing, the Company is issuing to the Investor a Warrant to purchase certain securities of the Company (the “Warrant Shares”) pursuant to the terms and conditions of a certain Warrant Agreement (the “Warrant Agreement”) between the Company and the Investor.

(a)    In the event that the Investor exercises its rights under the Warrant Agreement to purchase securities of the Company (the “Warrant Closing”), then:

(i)    Each Selling Shareholder listed on Exhibit B hereto, hereby agrees to and shall sell, transfer, convey, assign and set over to the Company, and the Company hereby agrees to and shall purchase, accept and redeem from each such Selling Shareholder, all of the Selling Shareholder’s right, title and interest in and to the number of shares of Ordinary Shares or the number of shares of Series A Preferred Shares, as are equal to such Selling Shareholder’s Warrant Shareholder Shares (as defined below) for an aggregate price based on a price per share for each Warrant Shareholder Share equal to the Exercise Price (as such term is defined in the Warrant Agreement) (such aggregate price, the “Warrant Shareholder Payment”). The Warrant Shareholder Payment will be made by the Company as set forth in Section 1.3(a)(ii) below.

As used above, the term “Warrant Shareholder Shares” means, with respect to any given Selling Shareholder listed on Exhibit B hereto, the number of shares of Ordinary Shares or of Series A Preferred Shares set forth opposite such Selling Shareholder’s name on Exhibit B under the heading “Initial Warrant Shareholder Shares;” provided, however, that the Warrant Shareholder Shares of each Selling Shareholder shall be increased from time to time such that, and to the extent necessary so that, the aggregate Warrant Shareholder Shares of all the Selling Shareholders at any time shall be equal to 50% of the Control Number (as defined in the Warrant Agreement) at such time (it being understood that each Selling Shareholder’s Warrant Shareholder Shares shall be increased pro rata (as measured against all other Selling Shareholders listed on Exhibit B)).

(ii)    The Warrant Shareholder Payment will be made as follows: (x) the Company shall pay to each Selling Shareholder listed on Exhibit B hereto 90% of each Selling Shareholder’s portion of the Warrant Shareholder Payment minus any Warrant Shareholder Obligation Amounts (as defined below) by wire transfer of immediately available funds to accounts of the Selling Shareholders as specified by the Selling Shareholders to the Company; and (y) the remaining 10% of each such Selling Shareholder’s portion of the Warrant Shareholder Payment is being deposited into escrow (the “Warrant Escrow Contribution,” together with the Share Escrow Contribution, the “Escrow Contribution”) by wire transfer of immediately available funds to the account of the Escrow Agent (as defined below) set forth in the Escrow Agreement (as defined below), as part of the escrow deposit described in Section 3.4 of the Warrant Agreement; provided, however, that in the event that the Investor places the Force Majeure Escrow Deposit (as defined in the Warrant Agreement) into escrow with the Escrow Agent pursuant to Section 3.8 of the Warrant Agreement, then the percentage set forth in the foregoing clause (x) shall be 75%, and the percentage set forth in the foregoing clause (y) shall be 25% (it being acknowledged and agreed that such 25% includes the Selling Shareholders’ 15% Force Majeure Escrow Deposit pursuant to the Warrant Agreement). Said Escrow Contribution will be released from the Escrow Deposit to the Selling Shareholders subject to the terms set forth below and subject to the Escrow Agreement.

(b)    At and as part of the Redemption Closing, each of the Selling Shareholders listed on Exhibit B hereto shall deliver to the Company, for further delivery to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement, either (i) stock certificates representing all of such Selling Shareholder’s Initial Warrant Shareholder Shares as is set forth on Exhibit B, or (ii) if such Selling Shareholder is exercising vested stock options or warrants in order to sell its Warrant Shareholder Shares to the Company pursuant to Section 1.3(a)(i) above, a conditional option or warrant exercise notice relating to such Initial Warrant Shareholder Shares, all to be held in escrow by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement. All of the shares either (1) held in escrow pursuant to the foregoing clause (i) or Section 1.3(c); or (2) to be issued upon exercise of warrants or options pursuant to exercise notices held in escrow pursuant to the foregoing clause (ii) or Section 1.3(c), of a given Selling Shareholder, are referred to herein as such Selling Shareholder’s “Escrow Warrant Shares.”

(c)    If for any reason (including, without limitation, because of an increase in the Control Number or the termination of vested stock options that are represented in the Escrow Warrant Shares upon the termination of an employee who is a Selling Shareholder) the number of shares included within any Selling Shareholder’s then-current Escrow Warrant Shares is less than such Selling Shareholder’s Warrant Shareholder Shares at such time, at the request of the Investor, the Selling Shareholder listed on Exhibit B hereto shall deliver to the Escrow Agent to be held in escrow, either (i) stock certificates representing (1) such number of Ordinary Shares or Series A Preferred Shares as is necessary to eliminate such deficit or (ii) if such Selling Shareholder is exercising vested stock options or warrants in order to sell its Warrant Shareholder Shares to the Company pursuant to Section 1.3(a)(i) above, a conditional option or warrant exercise notice relating to such number of Ordinary Shares as is necessary to eliminate such deficit, all to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement; and all such shares, or such shares issuable pursuant to such exercise notices, shall be included within the Escrow Warrant Shares of such Selling Shareholder. Notwithstanding the foregoing, if any such Selling Shareholder is unable to or otherwise fails to make such delivery to the Escrow Agent for any reason (including, without limitation, because such Selling Shareholder does not own sufficient additional Ordinary Shares or Series A Preferred Shares), then all of the remaining Selling Shareholders on Exhibit B shall make sufficient deliveries to the Escrow Agent (on a pro rata basis measured against all other Selling Shareholders on Exhibit B other than such failing Selling Shareholder) so that the aggregate Escrow Warrant Shares of all Selling Shareholders after such deliveries shall equal 50% of the Control Number at such time (not to exceed, as to any given Selling Shareholder, the total shares held by such Selling Shareholder in the Company). The Selling Shareholders acknowledge and agree that a failure by a Selling Shareholder to make such delivery to the Escrow Agent for any reason (other than, and only to the extent, that such Selling Shareholder does not own sufficient shares) shall, with respect to the other Selling Shareholders only, be a breach of this Agreement, and the other Selling Shareholders shall have all rights and remedies available to them at law or in equity in respect of such breach, provided that the foregoing breach shall also be a breach (by such Selling Shareholder only) as to the Company and the Investor if as a result of such failure the aggregate Escrow Warrant Shares of all Selling Shareholders after such deliveries do not equal, at the Warrant Closing, 50% of the Control Number. The Company shall give the Investor prompt notice each time an event occurs (including without limitation a change in the Control Number or the termination of stock options as aforesaid) which would result in additional deliveries being required to be made to the Escrow Agent under this Section 1.3(c). Each of the Selling Shareholders agrees not to Transfer any of the Escrow Warrant Shares prior to the expiration or termination of the Warrant in accordance with the terms of the Warrant Agreement; provided, however, that Escrow Warrant Shares may be Transferred by the Selling Shareholders to Controlled Affiliates and/or partners in Selling Shareholders which are partnerships and/or members of Selling Shareholders which are limited liability companies, subject to the transferee in each case agreeing in writing to be bound by this Agreement. In the event that as to any Selling Shareholder, the Escrow Warrant Shares exceed the number of Warrant Shareholder Shares to be redeemed by the Company at the Warrant Closing, the Company and the Investor shall jointly direct the Escrow Agent to return such Escrow Warrant Shares (or the exercise notices relating thereto, as applicable) to such Selling Shareholder on the Warrant Closing. As used herein, “Transfer” shall mean any direct or indirect offer, sale, gift, transfer, assignment or other disposition and shall include agreeing to do any of the foregoing. As used herein “Controlled Affiliate” shall mean an entity that is controlled by, controlling, or under common control with the Selling Shareholder, provided having “control” will mean having at least a majority of the voting power and the power to elect a majority of the board of directors or other governing body of an entity.

(d)    Each Selling Shareholders listed on Exhibit B hereto, hereby agrees and authorizes the Company to withhold and deduct from each such Selling Shareholder’s portion of the Warrant Shareholder Payment the following (which shall collectively be referred to herein as the “Warrant Shareholder Obligation Amounts”):

(i)    The amount equal to the percentage set forth opposite each Selling Shareholder’s name on Exhibit B under the column “Warrant Expense Percentage” of the Warrant Closing Expenses (defined below); and

(ii)    The aggregate amount due and payable to the Company from such Selling Shareholder in connection with such Selling Shareholder’s exercise of any options or warrants into such Selling Shareholder’s Warrant Shareholder Shares in connection with the transactions contemplated by this Agreement.

As used above, the term “Warrant Closing Expenses” means 50% of the Company’s reasonable fees and expenses incurred in connection with the Warrant Closing, including without limitation investment banking, legal and accounting fees, arbiter fees (if applicable) and stamp taxes (if applicable) under the Warrant Agreement.

(e)    In the event of that the procedures for determining Fair Market Value (as defined in the Warrant Agreement) have been triggered pursuant to Section 3.7 of the Warrant Agreement, then the Company shall from time to time, at the request of any Selling Shareholder, reasonably apprise and update such Selling Shareholder with respect to the status of such determination.

1.4    Escrow Agreement.    Simultaneously with the Redemption Closing, the Company, IACT, and Bank of New York (or such other bank or escrow agent reasonably satisfactory to the Company and the Investor) (the “Escrow Agent”) will enter into an Escrow Agreement (the “Escrow Agreement”), as contemplated by the Transaction Agreement.

1.5    Cash and Other Reconciliations.

(a)    Closing Cash Statement Under the Transaction Agreement.    Pursuant to the Transaction Agreement, the Company is required to deliver to the Investor a Closing Cash Statement following the Closing. If the “cash and cash equivalents” of the Company as of the Closing Date, as set forth on the Final Closing Cash Statement is (A) less than $6,288,508 (such deficit, the “Cash Deficit”), then the Company shall pay the Investor, 30% of the Cash Deficit and the Selling Shareholders hereby agree, immediately prior to the Company’s payment to the Investor, to pay to the Company, as agent for the Selling Shareholders, their pro rata share (based on total amounts received in connection with the Redemption Closing by all Selling Shareholders set forth on Exhibit A) of fifty percent (50%) of such payment to the Investor, or (B) more than $6,288,508 (such surplus, the “Cash Surplus”), then the Investor shall pay the Company, 30% of the Cash Surplus and the Company hereby agrees, promptly upon the Company’s receipt of such payment, to pay to the Selling Shareholders, their pro rata share (based on total amounts received in connection with the Redemption Closing by all Selling Shareholders set forth on Exhibit A) of fifty percent (50%) of such payment. In the case of each of the foregoing clauses (A) and (B), the required payment shall be made within ten (10) days of the date the Final Closing Cash Statement was agreed to or finalized pursuant to the terms of the Transaction Agreement.

(b)    Certain Payments Under the Warrant.    In the event that the Investor places the Force Majeure Escrow Deposit (as defined in the Warrant Agreement) into escrow with the Escrow Agent pursuant to Section 3.8 of the Warrant Agreement, then (A) if all or part of such Force Majeure Escrow Deposit is to be returned to the Company and the Selling Shareholders listed on Exhibit B hereto pursuant to said Section 3.8, then promptly upon the Company’s receipt of any such amount (for itself and on behalf of the Selling Shareholders), it shall pay to the Selling Shareholders listed on Exhibit B hereto their pro rata share (based on total amounts received in connection with the Warrant Closing by all Selling Shareholders set forth on Exhibit B) of fifty percent (50%) of such amount; and (B) if the Company is required to make a payment to the Investor pursuant to said Section 3.8, then the Selling Shareholders listed on Exhibit B hereto shall, immediately prior to the Company’s payment to the Investor, pay to the Company, as agent for the Selling Shareholders, their pro rata share (based on total amounts received in connection with the Warrant Closing by all Selling Shareholders set forth on Exhibit B) of fifty percent (50%) of such payment to the Investor.

(c)    Treatment of Payments.    For purposes of clarity, any payments due to the Company or the Investor pursuant to this Section 1.4: (i) shall be deemed an adjustment to the purchase price, (ii) shall be paid directly by the party from which payment is due and (iii) shall not be deemed to be indemnification payments nor in any way reduce or increase the aggregate amount of liability of the Selling Shareholders under Sections 3 and 4 below.

(d)    Withholding.    If the Company in its discretion determines that it is obligated to withhold tax with respect to the exercise by any Selling Shareholder of any options or warrants in connection with its sale of Shareholder Shares or Warrant Shares hereunder, each Selling Shareholder agrees that the Company may withhold from any amounts due such Selling Shareholder hereunder the appropriate amount of the withholding taxes attributable to such exercise and/or payment. Each such Selling Shareholder further agrees that, if the Company does not withhold an amount sufficient to satisfy the Company’s withholding obligation, then such Selling Shareholder will reimburse the Company on demand, in cash, for the amount underwithheld.

2.    Representation and Warranties of the Selling Shareholders.

2.1    Subject to Section 4, each Selling Shareholder (as to itself or himself only and not as to any other Selling Shareholder) hereby represents and warrants to the Investor and the Company, that:

(a)    If such Selling Shareholder is a legal entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted and to perform its obligations under this Agreement. If such Selling Shareholder is a legal entity, it is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on such Selling Shareholder.

(b)    If such Selling Shareholder is an entity, all corporate, limited liability company or partnership action, as applicable on the part of such Selling Shareholder and its officers, directors, shareholders, managers, partners and affiliates, as applicable, and all shareholder, member or partner action, as applicable, on the part of such Selling Shareholder’s shareholders, members or partners, as applicable, necessary for the authorization, execution and delivery of this Agreement and the Related Agreements (as such term is defined in the Transaction Agreement) to which it is a party, the performance of all of its obligations hereunder and thereunder, including without limitation the sale of the securities being sold hereunder and thereunder, has been taken. This Agreement and the Related Agreements to which it is a party constitute valid and legally binding obligations of such Selling Shareholder, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c) to the extent the indemnification provisions contained in the Investors Agreement (as such term is defined in the Transaction Agreement) may be limited by applicable foreign, United States or state securities laws. The execution, delivery and performance by such Selling Shareholder of this Agreement and the applicable Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby: (i) will not result in any violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any provision of such Selling Shareholder’s applicable organizational documents; (ii) will not result in the breach of or constitute a default under any material contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note, agreement or other instrument to which such Selling Shareholder is a party or by which it is bound; and (iii) will not violate any law or order applicable to or bearing upon such Selling Shareholder or its assets or businesses, except in the case of clauses (ii) and (iii) for such breaches, defaults or violations that could not reasonably be expected to have a material adverse effect on the ability of such Selling Shareholder to consummate the transactions contemplated by this Agreement. Such Selling Shareholder is not required to obtain any consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any United States, local or foreign governmental authority or from any Person in connection with the execution, delivery and performance of this Agreement or the applicable Related Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby which it has not already obtained except where the failure to obtain such consent, approval, or authorization, or to make or file such registration, qualification, designation, declaration or filing, would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), operations, results of operations, business, assets, liabilities (contingent or otherwise), capital or prospects of such Selling Shareholder. There are no legal or governmental proceedings pending, or to the knowledge of such Selling Shareholder, threatened against such Selling Shareholder that would have the effect of preventing or delaying such Selling Shareholder from executing and delivering this Agreement or consummating any of the transactions contemplated by this Agreement or performing its obligations hereunder.

(c)    Such Selling Shareholder owns of record and has good and valid title to the securities being transferred (or to be transferred) by such Selling Shareholder pursuant to this Agreement. Such Selling Shareholder will transfer such securities at the Redemption Closing and the Warrant Closing free and clear of any encumbrances, preemptive rights, escrows, options, rights of first refusal or other similar arrangements, whether written or oral, or any other restrictions affecting the rights of transfer or voting of such securities, in each case, created by or on behalf of such Selling Shareholder or any prior owner of such securities.

2.2    Each Selling Shareholder (as to itself or himself only and not as to any other Selling Shareholder) hereby represents and warrants to the Investor, that (a) such Selling Shareholder has read the Transaction Agreement (including the Disclosure Schedule) and (b) that each Selling Shareholder has no actual, conscious knowledge that the Company is in breach of the Company’s representations and warranties under the Transaction Agreement; provided, however, that neither the existence nor knowledge of any facts which give rise to a breach of any such covenant, representation or warranty shall, in and of itself, constitute knowledge by such Selling Shareholder of such breach.

2.3    Each Selling Shareholder agrees to use all commercially reasonably efforts to consummate the transactions contemplated by this Agreement and to not take, or cause or permit to be taken, any action that would impair the ability of such Selling Shareholder to complete the transactions contemplated by this Agreement.

2.4    Each Selling Shareholder hereby agrees to indemnify the Company and the Investor and their respective directors, officers, agents and employees, successors and assigns from and against any and all losses, costs, claims, damages, liabilities, Taxes, obligations, judgments, settlements, assessments, awards, demands, offsets, reasonable out-of-pocket costs, expenses and attorneys’ fees (including any such reasonable costs, expenses and attorneys’ fees incurred in enforcing a party’s right to indemnification against any indemnifying party or with respect to any appeal) and penalties and interest, if any incurred by them and arising out of or resulting from any breach by such Selling Shareholder of its representations and warranties or covenants under Sections 1, 2 and 5 hereof.

3.    Company Representations and Warranties.    Subject to Section 4, each Selling Shareholder hereby severally agrees to indemnify fully, hold harmless, protect and defend, subject to the limitations set forth in Section 4 below, the Investor, its affiliates, and their respective directors, officers, agents and employees, successors and assigns (the “Investor Parties”) against (a) all Investor Losses (as defined in the Transaction Agreement), including without limitation those arising in connection with Section 5.7 of the Transaction Agreement, but, in any case, only to the extent that the Investor Parties are entitled to indemnification from the Company as to such Investor Losses pursuant and subject to Section 6 of the Transaction Agreement), and (b) all Investor Losses arising from any fraud (as such term is defined in the Section 6.4(b) of the Transaction Agreement) by the Company against the Investor and the Investor Parent in connection with, and subject to, the Transaction Agreement or the Related Agreements. Nothing in this provision shall require the Investor Parties to look first to the Company to cover any liabilities hereunder.

4.    Limitations on Liabilities.    The Selling Shareholders’ liability for their indemnification obligations under Sections 2 and 3 above, shall be limited as follows:

4.1    Each Selling Shareholder’s aggregate amount of liability with respect to breaches of any of their representations, warranties or covenants under Sections 1, 2 and 5 hereof shall be limited to the amount received by such Selling Shareholder pursuant to Section 1.2 and Section 1.3 hereof (including such Selling Shareholder’s Escrow Contribution); provided however that, with respect to any given Selling Shareholder, in no event shall the Investor be allowed to obtain, from the Escrow Deposit, any amounts other than such Selling Shareholder’s Escrow Contribution on account of such breach.

4.2    Each Selling Shareholder’s aggregate amount of liability with respect to its indemnification obligation under Section 3(a) above, to the extent arising from the representations and warranties (other than with respect to the Major Representations of the Company set forth in the Transaction Agreement) and covenants of the Company in the Transaction Agreement shall be limited to the lesser of (i) such Selling Shareholder’s pro rata share (based on total amounts received hereunder) of any amounts due to the Investor Parties on account of all Selling Shareholder’ indemnification obligations under Section 3(a) to the extent arising from the representations and warranties (other than with respect to the Major Representations of the Company set forth in the Transaction Agreement) and covenants of the Company in the Transaction Agreement; or (ii) the amount of such Selling Shareholder’s respective Escrow Contribution.

4.3    Each Selling Shareholder’s aggregate amount of liability with respect to its indemnification obligation under Section 3(a) above, to the extent arising from the Major Representations of the Company set forth in the Transaction Agreement and under Section 3(b), shall be limited to the lesser of (i) such Selling Shareholder’s pro rata share (based on total amounts received hereunder) of any amounts due to the Investor Parties on account of all Selling Shareholders’ indemnification obligation under Section 3(a) or Section 3(b), as applicable, to the extent arising from the Major Representations of the Company set forth in the Transaction Agreement or under Section 3(b); or (ii) the amount received by such Selling Shareholder pursuant to Section 1.2 and Section 1.3 hereof (including such Selling Shareholder’s Escrow Contribution).

4.4    Notwithstanding any herein to the contrary, in no event shall the aggregate liability of any Selling Shareholder under this Agreement exceed the aggregate payments received by such Selling Shareholder pursuant to Section 1.2 and Section 1.3 hereof (including such Selling Shareholder’s Escrow Contribution).

4.5    From and after the IAC Control Date, in the event that the Investor Parties have suffered Investor Losses with respect to which the Investor Parties are entitled to (a) indemnification from the Company under Section 6 of the Transaction Agreement and (b) indemnification from the Selling Shareholders under Section 3 of this Agreement, then the aggregate liability of any Selling Shareholder under Section 3 of this Agreement shall be limited to 50% of such Investor Losses, subject to the other limitations of Sections 4.2, 4.3 and 4.4.

4.6    The parties acknowledge that the limitations set forth in the preceding clauses 4.1 through 4.5, inclusive, are not mutually exclusive, but rather are separate and independent limitations, and that each and all such limitations may, alone or together, apply to a party’s obligations in accordance with their respective terms.

5.    Recourse to Escrow.    Each Selling Shareholder agrees that the Investor shall first look to the Selling Shareholder’s portion of the Escrow Contribution to cover any liability of such Selling Shareholder under this Agreement; provided however, that if the Selling Shareholder’s portion of the Escrow Contribution is insufficient to satisfy any such liability, then the Investor may look to the Selling Shareholder to satisfy any such liability, subject in all events to the limitations in Section 4 above.

6.    Distribution of the Escrow Contribution and Release of Warrant Shareholder Shares.     Twenty five percent (25%) of the then-current Escrow Contribution (it being understood and agreed that the Escrow Contribution may be reduced from time to time to satisfy indemnity obligations of the Selling Shareholders hereunder, subject to the limitations hereunder) shall be released from the Escrow Deposit and distributed to the Selling Shareholders, on the date that is one (1) year after the Closing and the remainder of the then-current Escrow Contribution shall be released from the Escrow Deposit and distributed to the Selling Shareholders on the Survival Date (as such term is defined in the Transaction Agreement) (the “Release Dates”); provided that (a) such 25% release and distribution on the first Release Date shall only be made to the extent the condition in the proviso in clause (a) in the second paragraph of Section 1.9 of the Transaction Agreement is satisfied and (b) amounts subject to pending claims on the Survival Date shall be reserved in accordance with the proviso in clause (b) in the second paragraph of Section 1.9 of the Transaction Agreement. Upon each Release Date, the Company and the Investor hereby agree that they shall promptly issue joint instructions to the Escrow Agent to release each respective portion of the remaining Escrow Contribution as set forth in and subject to the terms of this Agreement. Subject to the foregoing, the Company and the Investor agree that they shall jointly direct the Escrow Agent to release to the Investor amounts in the Escrow Deposit needed to satisfy claims by the Investor Indemnified Parties pursuant to Section 6 of the Transaction Agreement or against any Selling Shareholder pursuant to this Agreement. In addition, the Company and the Investor shall direct the Escrow Agent to release from escrow and distribute to the appropriate Selling Shareholders any stock certificates or conditional option or warrant exercise notices held by the Escrow Agent pursuant to Section 1.3(b) above upon the termination or expiration of the Warrant pursuant to the Warrant Agreement; provided that the Investor has not exercised its rights with respect to the Warrant. The Company, the Investor and the Selling Shareholders agree that any interest earned on the Escrow Contribution shall be payable to each of the Selling Shareholders in accordance with their respective portion of the Escrow Contribution pursuant to such joint instructions and this Agreement, and such interest shall also constitute part of the Escrow Contribution hereunder. Notwithstanding anything herein to the contrary, any obligation of the Company to make any distributions described herein shall be subject to the Company actually receiving such funds from the Escrow Agent. Notwithstanding anything herein to the contrary, in the event that the Warrant is exercised (a) after the date which is one (1) year after the Closing but prior to the Survival Date, then, with respect to a Selling Shareholder’s sale and transfer of Warrant Shareholder Shares to the Company in connection with the Warrant Closing, only 75% of the amount which would have otherwise been paid into escrow pursuant to Section 1.3(a) shall be paid into escrow, and the remaining 25% of such amount shall be paid directly to such Selling Shareholder at the Warrant Closing, or (b) after the Survival Date, then, with respect to a Selling Shareholder’s sale and transfer of Warrant Shareholder Shares to the Company in connection with the Warrant Closing, any amounts which would have otherwise been paid into escrow pursuant to Section 1.3(a) shall not be paid into escrow, but instead shall be paid directly to such Selling Shareholder at the Warrant Closing.

7.    Exclusivity of Remedies.    Notwithstanding anything herein to the contrary, each party’s sole and exclusive remedy against any Selling Shareholder for any breach of a representation, warranty, covenant or other obligation made in or imposed by this Agreement or the other transactions contemplated hereunder shall be as set forth in this Agreement, subject (without limiting the foregoing) to all of the limitations of Section 4; provided however that this Section 7 shall not limit any party’s rights against any Selling Shareholder (1) in the event and to the extent of any fraud committed by such Selling Shareholder in connection with this Agreement or the Related Agreements; and (2) to seek specific performance by the other party with respect to any covenants of such other party under this Agreement or any Related Agreement.

8.    Covenant of the Company.    Upon the Redemption Closing and the Warrant Closing, the Company hereby agrees that the Shareholder Shares and the Warrant Shareholder Shares (in each case to the extent constituting Series A Preferred Shares) shall be cancelled.

9.    Miscellaneous.

9.1    Successors and Assigns.    Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any securities purchased hereunder). Except as expressly provided in this Agreement, no party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of each of the other parties hereto. Nothing in this Agreement is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2    Governing Law; Arbitration.

(a)    This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

(b)    Notwithstanding subsection (c) below, at the option of the Investor, each of the parties hereto agrees for the benefit of the Investor that any State or Federal court sitting in Delaware shall have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) and enforce any rights which may arise in connection with the validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement. Each party hereto consents to venue in the Delaware Courts and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any action therein. Each party hereto agrees that the summons and complaint or any other process in any action may be served by notice given in accordance with Section 9.5, or as otherwise permitted by law. Each party hereto irrevocably waives the right to trial by jury.

(c)    Subject to the option in favor of the Investor set out in subsection (b) above, any controversy or claim arising out of or relating to this Agreement shall be determined by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The tribunal shall consist of three arbitrators. The seat of the arbitration shall be New York. The language of the arbitration shall be English. The parties hereto agree that the tribunal constituted under this clause shall have the power to grant the relief of specific performance in appropriate circumstances, and further agree, for the avoidance of doubt, that any competent court of its jurisdiction (including in the PRC courts) may enforce an order of the tribunal for specific performance. By agreeing to arbitration pursuant to this clause, the parties hereto waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, in as far as such waiver may validly be made, save that the parties do not intend to deprive any competent court of its jurisdiction (including the PRC courts) to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings or the enforcement of any award.

9.3    Counterparts.    This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.4    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.5    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) days after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on Schedule 9.5 hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 9.5).

9.6    Amendments and Waivers.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each party hereto.

9.7    Replacement of Selling Shareholders.    Subject to the consent of the Investor which shall not be unreasonably withheld in the event that prior to the Closing any Selling Shareholder breaches this Agreement, or is otherwise unable for any reason to perform his, her or its obligations under this Agreement, then without limiting any other rights and remedies hereunder, the Company shall have the right to terminate this agreement with respect to such Selling Shareholder and to: (a) allow the other Selling Shareholders to sell and transfer such number of shares to the Company as would have been sold by such first Selling Shareholder but for such termination, fully pursuant to, and subject to the terms and conditions of, this Agreement; and/or (b) allow any other shareholders of the Company to become party to this

Agreement and sell and transfer such number of shares to the Company as would have been sold by such first Selling Shareholder but for such termination, fully pursuant to, and subject to the terms and conditions of, this Agreement as a “Selling Shareholder” hereunder.

9.8    Termination of Transaction Agreement.    In the event that the Transaction Agreement shall be terminated prior to the Closing thereunder (and at the request of the holders of the Series A Preferred Shares in any event if such Closing shall not have occurred by October 31, 2004), each of the Company and each of the Selling Shareholders shall cooperate with one another to take all actions, make all filings and enter into such agreements among themselves as may be reasonably necessary (a) to restore to the holders of the Series A Preferred Shares all of the rights, preferences and privileges pertaining to such Shares under the Memorandum of Association and Articles of Association of the Company on July 15, 2004 and (b) to restore all of the contractual rights and obligations between and among the Selling Shareholders pursuant to the Previous Shareholder Agreements (as defined in the Investors Agreement, as the same is defined in the Transaction Agreement) that existed prior to the execution and delivery of the Transaction Agreement.

9.9    Entire Agreement.    This Agreement, the Transaction Agreement and the Related Agreements and the documents referred to herein and therein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof (and supercedes all prior oral and written communications and agreements, and all contemporaneous communications and agreements, with respect to the subject matter hereof and thereof, including, without limitation, all letters of intent previously entered into among some or all of the parties hereto) and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

The remainder of this page has been intentionally left blank.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

ELONG, INC.

By:	/s/

Name:

Title:

INVESTOR:

IACT ASIA PACIFIC LIMITED

By:	/s/ Barney Harford

Name:	Barney Harford

Title:	President

SELLING SHAREHOLDERS:

Tiger Technology Private Investment Partners, L.P.

By:	Tiger Technology PIP Performance, L.L.C., its General Partner

By:	/s/ Charles P. Coleman III
Name:	Charles P. Coleman III
Title:	Managing Member

Tiger Technology II, L.P.

By:	Tiger Technology Performance, L.L.C., its General Partner

By:	/s/ Charles P. Coleman III
Name:	Charles P. Coleman III
Title:	Managing Member

Blue Ridge Limited Partnership

By:	JAG Holdings LLC, its General Partner

By:	/s/
Name:	Richard S. Bello
Title:	Managing Director

Blue Ridge Offshore Master Limited Partnership

By:	JAG Offshore Holdings LLC, its General Partner

By:	/s/
Name:	Richard S. Bello
Title:	Managing Director

RMG Holdings LLC

By:	/s/
Name:	Richard M. Gerson
Title:	Managing Director

Derek Palaschuk

[Signature Page to Transfer and

Escrow Contribution Agreement]

RMG Holdings LLC

By:
Name:	Richard M. Gerson
Title:	Managing Director

/s/ Derek Palaschuk Derek Palaschuk

Billable Development Ltd.

By:	/s/
Name:
Title:

/s/ Peter Lerner

Purple Mountain Holding, Ltd.

By:	/s/
Name:
Title:

Time Intelligent Finance Limited

By:	/s/
Name:
Title:

Mind Trade Assets Limited

By:	/s/
Name:
Title:

[Signature Page to Transfer and

Escrow Contribution Agreement]